FOR IMMEDIATE RELEASE

For further information contact:

Russell J. Iorio
Director of Investor Communications
972/633-4042

                HEARTLAND EXTENDS 14% SENIOR NOTE EXCHANGE OFFER

Dallas, Texas - March 19, 1997 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART) America's largest wireless cable television company, today announced that is has extended the expiration date for its offer to exchange up to $125 million of its 14% Series B Senior Notes due 2004 for any and all of its outstanding 14% Senior Notes due 2004 from March 21, 1997 to 5:00 P.M., EST on April 10, 1997, unless further extended.

                                   **********

Pro-forma for previously disclosed acquisitions and divestitures, Heartland Wireless Communications, Inc. currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately 10.3 million households, approximately 9.2 million of which can be served by line-of-sight transmissions. Furthermore, Heartland estimates that within these markets approximately 3.7 million households are currently unpassed by traditional hard-wire cable systems. In addition, Heartland owns a 20% equity interest in Wireless One, Inc. (Nasdaq NMS--WIRL) and owns a 37% pro-forma equity interest in CS Wireless Systems, Inc.

                                      ###

FOR IMMEDIATE RELEASE

For further information contact:

Russell J. Iorio
Director of Investor Communications
972/633-4042

             HEARTLAND ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR
              THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 1996

Dallas, Texas - March 20, 1997 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART), America's largest wireless cable television company, today announced preliminary results for the fourth quarter and year ended December 31, 1996. For the fourth quarter ended December 31, 1996, revenues totaled $17.1 million, versus $6.0 million for the fourth quarter ended December 31, 1995 and $15.7 million for the third quarter ended September 30, 1996.

Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) were negative $9.6 million for the fourth quarter of 1996, versus negative $0.4 million for the fourth quarter of 1995 and positive $1.3 million for the third quarter of 1996. On February 28, 1997, Heartland announced that fourth quarter EBITDA would be negative.

Negatively impacting fourth quarter EBITDA were a number of charges, totaling $9.1 million. The largest of these charges was bad debt expense and a reserve for uncollectible accounts receivable totaling $5.2 million. These charges relate to approximately 33,000 subscribers with past due balances who the Company has disconnected or intends to disconnect during the first quarter of 1997. Additional fourth quarter charges included changes in estimated programming expense totaling $2.5 million and other miscellaneous expenses, including a severance reserve and increased service call expense, totaling $1.4 million.

Also contributing to the negative EBITDA was the launch of six systems during the fourth quarter of 1996, compared to three systems launched during the third quarter. EBITDA losses in newly launched systems were $0.4 million during the fourth quarter compared to $0.1 million in the third quarter. Newly launched systems typically experience negative EBITDA during their initial start-up phase. In addition, Heartland incurred advertising expense of $2.5 million during the fourth quarter, an increase of $1.0 million from the third quarter.

As previously mentioned, Heartland has identified approximately 33,000 subscribers with delinquent balances to whom it does not expect to provide service in the future. Of these subscribers, approximately 20,700 were "soft disconnect" subscribers who, as of year-end, had past due account balances. Soft disconnect subscribers, common in the industry, are subscribers who are past due on their bills and are not receiving service; however, their equipment has not been recovered. The remaining 12,300 subscribers were active subscribers at December 31, 1996 that the Company has disconnected or intends to disconnect during the first quarter of 1997. Heartland has written off all 33,000 subscribers and accounts receivable related to such subscribers as of December 31, 1996 and does not intend to record any revenue related to these subscribers during the first quarter of 1997 or thereafter.

Separately, effective December 31, 1996, Heartland has changed its methodology for reporting subscribers in multiple dwelling units (MDUs). MDU subscribers who receive bills directly from the Company, who previously had been reported using an equivalent basic unit (EBU) rate of $9.05, have been reclassified as individually-billed units, similar to single family unit (SFU) subscribers. In addition, under the new methodology, MDU subscribers who are billed in bulk to the MDU owner have been converted to SFU subscribers using an EBU rate of $17.95, as opposed to $9.05 under the old methodology. These methodology changes resulted in an additional reduction to Heartland's reported subscriber base at December 31, 1996 of approximately 26,300 subscribers. As adjusted, during the fourth quarter of 1996, Heartland's direct-billed MDU subscriber base generated average monthly revenue per subscriber of $27.31 and Heartland's bulk-billed MDU subscribers generated average monthly revenue per subscriber of $17.95, versus $9.05 during the third quarter of 1996 for both direct and bulk-billed MDU subscribers.

As a result of the subscriber write-off and MDU methodology change, Heartland had approximately 181,400 subscribers at December 31, 1996.

Including the year-end subscriber write offs and the change in methodology for reporting MDU subscribers, Heartland's average monthly churn rate was 9.6% and 4.1% for the fourth quarter and year ended December 31, 1996, versus 2.0% for the third quarter ended September 30, 1996. Excluding the subscriber write-off and methodology change for reporting MDU subscribers, and on a comparable basis with prior periods, Heartland's average monthly churn rate was 3.0% and 2.2% for the fourth quarter and year ended December 31, 1996, versus 1.7% for the third quarter ended September 30, 1996.

During the fourth quarter, revenue was negatively affected by a one-time charge totaling $0.9 million. This charge is due to a change in the Company's method for recognizing revenue for subscribers related to certain premium programming channels.

Excluding the one-time fourth quarter revenue adjustment and soft disconnect subscribers and adjusted for the change in methodology for reporting MDU subscribers, average revenue per subscriber for the fourth quarter of 1996 was $28.70 versus $29.27 during the third quarter. The decline in average revenue per subscriber from the third to the fourth quarter was primarily due to an increase in the proportion of bulk-billed MDU subscribers to total subscribers which, adjusted for the change in methodology for reporting MDU subscribers, represented 5.7% of Heartland's base at December 31, 1996, versus 5.0% at September 30, 1996.

On a comparable basis with the methodology for reporting MDU subscribers used during the third quarter, average revenue per subscriber was $27.14 during the fourth quarter, compared to $28.08 in the third quarter. The decrease in average revenue per subscriber between the third and fourth quarters was primarily due to an increase in the number of soft disconnect subscribers during the fourth quarter and an increase in the proportion of MDU subscribers to total subscribers. Using Heartland's prior methodology for reporting MDU subscribers, MDU subscribers represented 18.5% of Heartland's base at December 31, 1996, versus 16.8% at September 30, 1996.

At February 28, 1997, Heartland had cash-on-hand totaling $58.5 million, net of cash escrowed for interest payments totaling $32.7 million. In addition, Heartland had subscriber equipment in inventory and equipment expected to be recovered from disconnected subscribers sufficient to add approximately 70,000 new subscribers. Due to the significant amount of subscriber equipment in inventory and various restructuring measures discussed later in this release, Heartland currently expects that cash used in operations for inventory and subscriber equipment purchases will be significantly reduced and that its existing cash resources will be sufficient at least through the first quarter of 1998.

At December 31, 1996, pro-forma for the acquisition of two operating systems consummated during January 1997, Heartland had 56 systems in operation. On a comparable basis, pro-forma for the acquisition and subscriber adjustments discussed above, Heartland's subscriber base increased 15.2% during the fourth quarter, from 157,400 subscribers at September 30, 1996 to 181,400 at December 31, 1996.

For the year ended December 31, 1996, revenues totaled $56.0 million, versus $15.3 million for the year ended December 31, 1995, an increase of 266%. Consolidated EBITDA during 1996 was negative $7.7 million, versus negative $1.5 million in 1995.

The Company has recently completed the initial stages of its management and operational restructuring. On January 22, 1997, David E. Webb resigned as President and Chief Executive Officer of Heartland. On an interim basis, Mr. Webb was initially replaced by L. Allen Wheeler, who was eventually succeeded by John A. Fanning as interim President and Chief Executive Officer.
Heartland is continuing its search for a permanent President and Chief Executive Officer. This search is expected to be completed by the end of April 1997. On March 17, 1997, Heartland announced that three Senior Vice Presidents left the Company as part of the operational restructuring. In addition, three other members of management have left the Company. Additional staff and expense reductions are anticipated.

Mr. Fanning commented, "With the first phase of the management restructuring complete, Heartland is focused on achieving profitable subscriber growth. We will manage our business to conserve cash and to rebuild trust with our subscribers, investors, employees and vendors. We strongly believe that our business model is sound.

"Our current results are encouraging. First quarter 1997 subscriber growth is estimated to be approximately 17,000, representing an increase of 8.3% over our subscriber base at December 31, 1996. We expect this to be achieved in spite of (i) organizational disruption due to the recent restructuring, (ii) the first quarter historically being the slowest quarter in terms of subscriber additions, (iii) a significant reduction in advertising expense and (iv) a shift of the focus of the installation department from new subscriber installations to the recovery of subscriber equipment related to the year-end subscriber write offs. In addition, average monthly revenue per subscriber is expected to be $30.00 through February 1997, compared to $28.70 for the fourth quarter. Furthermore, January consolidated EBITDA is expected to be positive $250,000 and we expect year-to-date average monthly churn to be approximately 2.0%.

"We expect the above results to be achieved without the benefits of restructuring initiatives. The initiatives currently underway include changing our corporate culture, building sound business processes and systems, improving our marketing efforts and improving relations with customers and employees. We are making significant progress in the upgrade of our systems, including having engaged Arthur Andersen and others to help us redesign our business processes and management information systems. We plan to continue cutting expenses everywhere. For example, Heartland currently has approximately 1,390 employees, a reduction of 15% from year-end. Our goal is to build a business model that allows us to attract and retain subscribers while generating an attractive rate of return. We are cautiously optimistic about the first quarter and very positive about the longer term upon full implementation of the restructuring measures.

"In the short term, we must prudently utilize our cash resources until we have fully executed our restructuring plan and have restored investor confidence. More specifically, we currently plan no new market launches during the next three to six months. This will allow us to focus our resources in areas which most directly improve cash flow and profitability. Furthermore, we are cutting back the number of markets in which we aggressively pursue subscriber growth. Over the next few weeks, we plan to identify 15 to 20 markets for aggressive marketing based on their prospects for profitable subscriber growth. Our initial focus in these markets is to provide us the opportunity to demonstrate that we can achieve high penetration rates, low churn and profitability. We intend to maximize cash flow in our remaining markets and expect near-term subscriber additions in these markets to be sufficient to replace churn.

"We plan to continue to significantly improve our infrastructure, corporate culture, and processes and systems while increasing cash flow. We must put the customer first, lower costs wherever possible, evaluate outsourcing, reduce bad debt and churn and increase our marketing effectiveness. We expect to finalize our

1997 plans for subscriber growth, EBITDA, new system launches and capital expenditures by the end of April. We believe that focusing on a limited roll-out and improving productivity will prove that Heartland's business strategy of providing affordable cable television service to households in rural areas remains an attractive, profitable business that can grow within available cash resources. Once we have demonstrated consistent performance on a limited scale, we anticipate addressing our remaining markets as well as launching new systems."

Investors are invited to participate in a conference call with management to discuss the fourth quarter and year-end results which is scheduled to begin at 5:00 P.M. (EST). Investors can participate by calling (800) 788-9726, pass code 3982#. An alternate line also has been established in the event that the primary number is busy. The alternate number is (800) 844-8666, pass code 3982#. A rebroadcast of the conference call will be available for 24 hours beginning at 7:00 P.M. (EST). To listen to the recording, call (800) 788-9726, pass code 4049#.

                           **************************

Heartland Wireless Communications, Inc. is America's largest wireless cable television company. Pro-forma for previously disclosed acquisitions and divestitures, Heartland currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately 10.3 million households, approximately 9.2 million of which can be served by line-of-sight transmissions. Furthermore, Heartland estimates that within these markets approximately 3.7 million households are currently unpassed by traditional hard-wire cable systems. In addition, Heartland owns a 20% equity interest in Wireless One, Inc. (Nasdaq NMS--WIRL), the largest rural wireless cable television operator in the southeastern United States, and owns a 37% pro-forma equity interest in CS Wireless Systems, Inc., one of the largest wireless cable television companies in the United States in terms of subscribers and line-of-sight households.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                          OPERATING STATISTICS FOR THE
                        QUARTER ENDED DECEMBER 31, 1996

                                                                         SFU          MDU (1)      Total
                                                                         ---           ----        -----
               Subscribers at September 30, 1996 (2)                   151,342         6,081       157,423

               Net Subscriber Additions During the Quarter
               Ended December 31, 1996                                  19,754         4,196        23,950
                                                                        ------         -----        ------

               Subscribers at December 31, 1996                        171,096        10,277       181,373
                                                                       =======        ======       =======

               Average Revenue per Subscriber (3)                     $  29.28      $  17.95      $  28.70


                                                                  December 31,     September 30,     December 31,
                                                                      1995            1996 (4)         1996 (4)
                                                                      ----            ----             -----
       Total Markets                                                   76               95                95

       Total Households (Millions)                                      7.7             10.3              10.3

       Total Line-Of-Sight Households (Millions)                        6.4              9.2               9.2

       Total Built Line-Of-Sight Households (Millions) (5)              2.6              4.9               5.5

(1) Excludes MDU subscribers that have been reclassified as SFU subscribers due to the methodology change at December 31, 1996.

(2) September 30, 1996 subscriber information is pro-forma for the write-off of approximately 33,000 subscribers and the change in methodology for reporting MDU subscribers as if such events occurred as of September 30, 1996.

(3) Average revenue per subscriber excludes the fourth quarter revenue adjustment discussed elsewhere in this release and reflects the write-off of soft disconnect subscribers and the change in methodology for reporting MDU subscribers.

(4) Market, household and line-of-sight household information is pro-forma for certain previously disclosed pending acquisitions which the Company believes will be consummated before May 31, 1997. There can be no assurance that such acquisitions will be consummated.

(5) Represents line-of-sight households within the coverage area of the Company's operating systems.

EBITDA in this release represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented in this release because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

This release contains forward-looking statements based on current expectations. Such statements are based on an assessment of a variety of factors, contingencies and uncertainties deemed relevant by management, including, (i) business conditions and subscriber growth in the Company's existing markets,
(ii) the successful launch of systems in new and existing markets, (iii) the Company's existing indebtedness and the need for additional financing to fund subscriber growth and system development, (iv) the successful integration of new systems processes (including subscriber qualification and retention efforts) and management personnel, (v) regulatory and interference issues, (vi) competitive products and services as well as those matters discussed specifically elsewhere herein. As a result, the actual results realized by the Company could differ materially from the statements made herein. Readers of this release are cautioned not to place undue reliance on the forward looking statements made in this release or in the Company's other securities filings.

                                      ###